UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Feb. 17, 2016

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 17, 2016, the Board of Directors of Xcel Energy Inc. (the “Company”) adopted amendments to the Company’s Bylaws (the “Bylaws”) to implement proxy access and to make certain other changes summarized below.

Section 19 has been added to Article 2 to permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director-nominees constituting up to 2 individuals or 20% of the board (whichever is greater), provided that the shareholder(s) and the director-nominee(s) satisfy the requirements specified in the Bylaws.

The other changes to the Bylaws include the following: (i) requiring a shareholder who seeks to bring business or a nominee before an annual shareholder meeting to disclose additional information regarding the proponent’s and any beneficial holder’s interests in our Company; (ii) granting the Chief Executive Officer the power to appoint and remove non-executive corporate officers; (iii) clarifying certain procedural matters related to adjournment of shareholder meetings and setting of record dates for shareholder meetings; and (iv) clarifying that various notices and consents may be given by electronic communication. Additional minor amendments and conforming changes were made that do not materially affect the substance of the Bylaws.

The amended Bylaws are attached as Exhibit 3.01 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description
3.01	Xcel Energy Inc. Bylaws, as amended on February 17, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feb. 18, 2016	Xcel Energy Inc. (a Minnesota corporation)

/s/ JUDY POFERL
Judy Poferl
Senior Vice President, Corporate Secretary and Executive Services